Exhibit 10.1

FORM OF NOTICE OF AWARD OF
STOCK-SETTLED PERFORMANCE SHARE UNITS
(WITH DIVIDEND EQUIVALENTS)

Pursuant to the Synchrony Financial 2014 Long-Term Incentive Plan (the “Plan”), you have been granted this Performance Share Unit (“PSU”) award (this “Award”) with respect to shares of common stock (“Shares”) of Synchrony Financial (“Synchrony”), subject to the terms and conditions set forth in (A) the Plan, (B) this Notice (including Appendix I hereto), (C) the attached “Performance Share Unit Terms and Conditions” (the “Terms and Conditions”), and (D) the information available on the website (the “Administrator Website”) maintained by the administrator of the Plan for these purposes.
The Administrator Website identifies, among other things, (i) the target number of Shares subject to this Award, (ii) the grant date of this Award, and (iii) the performance period of the Award. As described in more detail in the Terms and Conditions, the PSUs will be settled in Shares and will include dividend equivalents.
The Terms and Conditions describe additional vesting conditions applicable to your Award and other important information relating to your Award.

You must log into your account on the Administrator Website prior to the end of the applicable performance period to view additional information about your Award and to accept your Award. If you do not accept your Award prior to the end of the performance period (or prior to the date your employment terminates for any reason, if earlier), your Award will be forfeited. Although Synchrony has completed the steps necessary to grant you this Award, you cannot receive any Shares or payments under the Award unless you accept the Award before the deadline.
By your acceptance of this Award, you acknowledge and agree that this Award is governed by the Terms and Conditions attached hereto and the Plan, which is available on the Administrator Website. You acknowledge that you have read and understand these documents as they apply to your Award.
Please be sure to log into your account and accept your Award to avoid the risk that your Award will be forfeited for non-acceptance.
SYNCHRONY FINANCIAL

APPENDIX I
[START DATE]-[END DATE] Award

1.
Performance Share Units. Pursuant to the Award and subject to the Notice, the Terms and Conditions and the Plan, you have been granted Performance Share Units (“PSUs”), which represent a contingent right to receive Shares. The Award shall vest based on the achievement of the performance-based vesting conditions set forth in Section 2 of this Appendix I (the “Performance Criteria”) during the performance period ending on the applicable date set forth on the Administrator Website (the “Performance Period”), except as otherwise provided in the Terms and Conditions. The Administrator Website will also set forth your target opportunity in Shares (the “Target Award”); however, depending on performance and continued employment, the actual number of Shares you receive under the Award may be smaller or larger than the Target Award. Attainment of the Performance Criteria shall be determined and certified by the Committee in writing prior to the settlement of the Award.

2.
Performance Criteria. Fifty percent (50%) of the Award shall be based on Cumulative Annual Diluted EPS (as defined below) and fifty percent (50%) of the Award shall be based on Average Return on Assets (as defined below) in accordance with this Section 2.

a.
Cumulative Annual Diluted EPS. The target number of Shares subject to the Award with respect to the Cumulative Annual Diluted EPS Performance Criteria shall be fifty percent (50%) of the Target Award (the “Diluted EPS Target”). The percentage of the Diluted EPS Target that shall pay out based on Cumulative Annual Diluted EPS during the Performance Period will be determined in accordance with the following schedule:

	Cumulative Annual Diluted EPS	Vested Percentage of the Diluted EPS Target
Below Threshold	Below $X.XX	0%
Threshold	$ X.XX	50%
Target	$ X.XX	100%
Maximum	$ X.XX and above	150%

b.
Average Return on Assets. The target number of Shares subject to the Award with respect to the Average Return on Assets Performance Criteria shall be fifty percent (50%) of the Target Award (the “ROA Target”). The percentage of the ROA Target that shall pay out based on Average Return on Assets during the Performance Period will be determined in accordance with the following schedule:

	Average Return on Assets	Vested Percentage of ROA Target
Below Threshold	Below X.X%	0%
Threshold	X.X %	50%
Target	X.X %	100%
Maximum	X.X % and above	150%

The total number of Shares that you are eligible to receive pursuant to this Award shall be the sum of Shares that vest based on the achievement of each of the Cumulative Annual Diluted EPS and the Average Return on Assets Performance Criteria.

3.
Performance Between Specified Levels. The vesting percentage of the Target Award shall be determined using straight-line interpolation between performance levels, as determined by the Committee. You will not be entitled to receive any Shares under the Award for performance below the threshold performance levels. In no event shall you receive a number of Shares that is greater than 150% of your Target Award based on the achievement of the Performance Criteria (except as otherwise provided in the Terms and Conditions with respect to dividend equivalents).

4.
Adjustments. The achievement of the Performance Criteria shall be adjusted to omit the effect of (a) any restructurings, discontinued operations, significant acquisitions or divestitures and extraordinary items, each as determined in accordance with GAAP, and (b) any events and transactions that are extraordinary or unusual in nature or infrequent in occurrence that are outside of the control of Synchrony, as determined by the Board.

5.	Definitions.

a.	“Average Return on Assets” means the sum of the Return on Assets with respect to each year in the Performance Period, divided by three.

b.	“Cumulative Annual Diluted EPS” means the sum of Synchrony’s Diluted EPS with respect to each year in the Performance Period.

c.	“Diluted EPS” means Synchrony’s net earnings per diluted share as determined by the Board and reported by Synchrony during the Performance Period.

d.	“Return on Assets” means Synchrony’s net earnings divided by Synchrony’s total average assets, as determined by the Board with respect the Performance Period.

SYNCHRONY FINANCIAL
2014 LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE UNIT

TERMS AND CONDITIONS

1.
Award of PSUs. Pursuant to the Synchrony Financial 2014 Long-Term Incentive Plan (the “Plan”), Synchrony Financial (“Synchrony”) has granted a Performance Share Unit (“PSU”) award (the “Award”) to the employee with respect to shares of common stock (“Shares”) of Synchrony, subject to the terms and conditions set forth herein (the “Terms and Conditions”), in the Plan and in the Notice (including Appendix I thereto).

2.
Definitions and Coordination with the Plan. Capitalized terms used but not defined herein shall have the meanings assigned to them in Exhibit A hereto or, if not so assigned in Exhibit A, the meanings assigned in the Plan. In the event of any inconsistency between the Plan and the Terms and Conditions, the terms in the Plan shall control unless the Terms and Conditions specifically provide otherwise. References herein to employment with Synchrony shall include employment with any Affiliate of Synchrony.

3.
Information on the Administrator Website. The following information applicable to the Award is set forth on the employee’s account on the website maintained by the administrator of the Plan (the “Administrator”) in connection with the Plan:

(a)	The target number of Shares subject to the Award;

(b)	The date on which the Award is granted to the employee (the “Grant Date”); and

(c)	The last date of the period during which the applicable “Performance Criteria” (as defined below) will be measured (the “Performance Period”).
As noted below, the Award is subject to vesting based on the achievement of performance-based vesting conditions (“Performance Criteria”). The Performance Criteria are set forth on Appendix I of the Notice.

4.	Vesting.

(a)
General. Subject to the Terms and Conditions, and except as otherwise set forth below in this Section 4, the Award will vest based on the achievement of the Performance Criteria during the Performance Period, provided that the employee has remained continuously employed by Synchrony through the end of the Performance Period.

Performance Share Unit
Terms and Conditions

(b)
Effect of Termination of Employment. If the employee’s employment with Synchrony ends for any reason before the end of the Performance Period, the employee shall immediately forfeit the Award (and, as a result, shall forfeit all Shares and cash that may otherwise have been delivered or paid pursuant to the Award), subject to the following:

(i)	Involuntary Termination.

(A)
If the employee’s employment is terminated by Synchrony without Cause on or after the first (1st) anniversary of the Grant Date, and the employee has less than twenty (20) Years of Service as of such termination, then the employee will be eligible to vest in a prorated Award, which proration will be determined by multiplying (I) a fraction, the numerator of which is the number of full or partial months the employee was employed during the Performance Period and the denominator of which is the number of full months in the Performance Period, by (II) the number of Shares the employee would have been entitled to receive based on actual performance during the entire Performance Period.

(B)
If the employee’s employment is terminated by Synchrony without Cause on or after the first (1st) anniversary of the Grant Date, and the employee has twenty (20) or more Years of Service, the employee will continue to be eligible to vest in the Award based on actual performance during the entire Performance Period.

(ii)
Retirement. If the employee’s employment with Synchrony terminates (other than for Cause) on or after the first (1st) anniversary of the Grant Date and after the employee is eligible for Retirement, the employee will continue to be eligible to vest in the Award based on actual performance during the entire Performance Period.

(iii)
Disability or Death. If the employee’s employment with Synchrony terminates due to Disability or death, the Performance Period shall end as of the date of such termination of employment and the Performance Criteria shall be deemed satisfied at the target level. The amount payable (or Shares deliverable) pursuant to the Award shall not be adjusted for any delay caused by time needed to validate the employee’s status as Disabled or dead, or to authenticate a beneficiary.

Performance Share Unit
Terms and Conditions

(iv)
Termination following Change in Control. If, in the event of a Change in Control, Synchrony (or the successor to Synchrony) assumes the Award or replaces the Award with an award of substantially equivalent value, as determined by the Committee, and during the thirty (30) month period after such Change in Control, the employee’s employment is terminated by Synchrony (or the successor to Synchrony) without Cause or the employee terminates his or her employment for Good Reason, the Performance Period shall end immediately upon such termination of employment and the Performance Criteria shall be deemed satisfied at the target level of performance.

(c)
Change in Control. If, in the event of a Change in Control, Synchrony (or a successor to Synchrony) fails to assume or replace the Award with an award of substantially equivalent value, as determined by the Committee, the Performance Period shall end immediately prior to such Change in Control and the Performance Criteria shall be deemed satisfied at the target level of performance. The Shares underlying the PSUs that vest pursuant to this Section shall be treated in the same manner as other Shares in the Change in Control.

(d)
Waiver and Release. The right of an employee or his or her estate to vest in any portion of the Award or to receive any payment pursuant thereto in any circumstance other than in connection with his or her continuous employment through the end of the Performance Period shall be subject to the employee or his or her estate timely executing within forty-five (45) days following the employee’s termination of employment a waiver and release (the “Release”) in a form provided by Synchrony, and not revoking such release.

5.
Settlement of PSUs. Synchrony will issue to the employee a number of Shares based on the satisfaction of the Performance Criteria (or as otherwise set forth in Section 4), less the number of Shares needed to satisfy required tax withholding. Except as otherwise provided in Sections 4 or 14, such Shares shall be delivered less than seventy-five (75) days after the end of the Performance Period after the end of the Performance Period (including any early end of a Performance Period contemplated by Section 4). Shares may be issued in the form of a stock certificate or a notification to the employee that the Shares are held in a book-entry account on the employee’s behalf. The employee shall have no rights as a shareholder of Synchrony unless and until a certificate for the Shares has been issued to the employee or the employee has been notified that the Shares are held in a book-entry account on the employee’s behalf. Synchrony shall, within seventy-five (75) days after the end of the Performance Period, make a cash payment to the employee for any fractional Shares to which the employee is entitled, based on the Fair Market Value of a Share on the day that Shares for settlement are delivered pursuant to this Section.

Performance Share Unit
Terms and Conditions

6.	Restrictive Covenants.

(a)	Non-Competition. The employee will not, while the employee is employed by Synchrony, or during the eighteen (18) month period following a termination of the employee’s employment with Synchrony:

(i)
directly or indirectly enter into an employment or contractual relationship to provide services similar to those the employee provided for Synchrony to any business or entity that is the same as, substantially similar to or competitive with Synchrony’s Business. For the purposes of this Section, “Synchrony’s Business” means the United States consumer credit industry;

(ii)	promote or assist, financially or otherwise, any firm, corporation or other entity engaged in any business which competes with Synchrony’s Business; or

(iii)	directly or indirectly solicit or endeavor to solicit or gain the business of, canvas or interfere with the relationship of Synchrony or its Affiliates with any person that:

(A)	is a customer of Synchrony or its Affiliates while the employee is employed by Synchrony or on the date that the employee ceases to be an employee of Synchrony;

(B)	was a customer of Synchrony or its Affiliates at any time within twelve (12) months prior to the date the employee ceases to be employed by Synchrony; or

(C)
has been pursued as a prospective customer by or on behalf of Synchrony or its Affiliates at any time within twelve (12) months prior to the date the employee ceases to be employed by Synchrony and in respect of whom Synchrony and its Affiliates have not determined to cease all such pursuit;

in each case with respect to Sections 6(a)(iii)(A) – (C), provided that the employee either had contact with such customer or prospective customer at any time during the twenty-four (24) month period prior to the effective termination date of the employee’s employment with Synchrony or had obtained Confidential Information concerning such customer or prospective customer.

Performance Share Unit
Terms and Conditions

(iv)
Nothing herein shall prohibit the employee from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the employee has no active participation in the business of such corporation. Notwithstanding the foregoing, this Section 6(a) will not apply to the employee if he or she provides services primarily in the state of California.

(b)
Non-Solicitation. The employee will not, without the prior consent of Synchrony, directly or indirectly, at any time, for whatever reason, either individually, or in partnership, or jointly, or in conjunction with any person as principal, agent, employee or shareholder (other than a holding of shares listed on a United States stock exchange that does not exceed 5% of the outstanding shares so listed) or in any other manner whatsoever on the employee’s own behalf or on behalf of any third party:

(ii)	induce or endeavor to induce any other employee of Synchrony to leave his or her employment with Synchrony; or

(iii)	employ or attempt to employ or assist any person to employ any employee of Synchrony.

(c)
Non-Disclosure. The employee specifically acknowledges that any Confidential Information of Synchrony or its suppliers, customers or clients, whether reduced to writing, maintained on any form of electronic media or maintained in the employee’s mind or memory, and whether compiled by the employee or Synchrony, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use; that reasonable efforts have been made by Synchrony to maintain the secrecy of such information; that such information is the sole property of Synchrony or its suppliers, customers or clients; and that any retention, use or disclosure of such information by the employee during his or her employment (except in the course of performing his or her duties and obligations of employment with Synchrony) or after termination thereof, shall constitute a misappropriation of the trade secrets of Synchrony or its suppliers, customers or clients.

(d)
Relief. Any breach of the provisions in this Section by the employee will result in material and irreparable harm to Synchrony and its Affiliates although it may be difficult for Synchrony or its Affiliates to establish the monetary value flowing from such harm. The employee therefore agrees that Synchrony and its Affiliates, in addition to being entitled to the monetary damages that flow from the breach, will be entitled to injunctive relief in a court of appropriate jurisdiction in the event of any breach or threatened breach by the employee of any of the provisions of this Section. In addition, Synchrony and its

Performance Share Unit
Terms and Conditions

Affiliates will be relieved of any further obligations to make any payments to the employee or provide the employee with any benefits, except those that are required by law, in the event of a breach by the employee of any of the provisions of this Section. Any rights of the employee to receive any Shares or cash payment in respect of the RSUs shall be forfeited effective as of the date the employee enters into an activity resulting in a breach of the provisions in this Section, and the employee will be required to repay Synchrony an amount (in Shares or cash) received in respect of RSUs by or on behalf of the employee during the period beginning one-hundred eighty (180) days prior to the earlier of (i) the employee’s termination of employment and (ii) the date the employee engages in such activity, or at any time after such date.

(e)
Confirmation. The employee confirms that all restrictions in this Section are separate and distinct and reasonable, and the employee waives all defenses to the strict enforcement thereof. The employee also acknowledges that:

(i)
the reputation of Synchrony and its Affiliates in the financial services industry and its relationship with its customers and clients are a result of hard work, diligence and perseverance on behalf of Synchrony and its Affiliates; and

(ii)
the nature of the business of Synchrony and its Affiliates is such that the ongoing relationship between Synchrony and its Affiliates and its customers and clients is material and has a significant effect on the ability of Synchrony and its Affiliates to continue to obtain business from its customers and clients with respect to both long-term and new projects.

(f)	Informing Prospective Employers. The employee will inform any prospective employers of the existence of these Terms and Conditions and of the employee’s obligations under this Section.

7.
Alteration/Termination.  The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, the Award, prospectively or retroactively. No such amendment or alteration shall be made which would impair the rights of the employee under the Award without the employee’s consent; provided, however, that no such consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration either (a) is required or advisable in order for Synchrony, the Plan or the Award to satisfy or conform to any law or regulation or to meet the requirements of any accounting standard or (b) is not reasonably likely to significantly diminish the benefits provided under the Award.

8.	Adjustments. The number and type of Shares underlying any PSUs awarded to the employee hereunder shall be subject to adjustment pursuant to Section 4(b) of the Plan.

Performance Share Unit
Terms and Conditions

9.
No Right to Employment. Nothing in these Terms and Conditions constitutes an employment contract or gives the employee the right to continue in the employment of Synchrony, or affect any right that Synchrony may have to terminate the employment of the employee.

10.
Dispute Resolution. The parties will settle any dispute, controversy or claim arising out of or related to the Plan, the Award or the Terms and Conditions in accordance with the terms of any then effective Synchrony alternative dispute resolution program, to the extent such dispute, controversy or claim is covered by such program.

11.
Non-Assignability. Neither this Award nor the PSUs granted hereunder may be assigned or transferred by the employee, except to the extent expressly permitted by the Plan. Tax withholding with respect to any PSU that is transferred or assigned shall be determined by Synchrony in accordance with applicable law (which may require the employee to pay taxes with respect to a transferred PSU). Any Shares issued under a PSU, once issued to the employee, shall be freely transferable.

12.	Voting. The employee shall not have voting rights with respect to the Shares underlying PSUs unless and until Shares are issued to the employee.

13.
Dividend Equivalents. The employee shall be eligible to receive additional Shares under the Award in connection with any cash dividend declared during the Performance Period. For each such cash dividend declared, the target number of Shares then subject to this Award (after taking into account any prior dividend equivalents) shall be increased by an amount equal to the quotient of (a) the product of (i) the per Share amount of the cash dividend, multiplied by (ii) the target number of Shares subject to the Award, divided by (b) the Fair Market Value of a Share on the date the applicable dividend is paid to holders of Shares.

14.
Withholding Taxes. All payments and delivery of Shares in respect of the PSUs shall be subject to required tax or other withholding or garnishment obligations, if any. Synchrony shall be authorized to withhold cash or Shares (as applicable) from any payment due or transfer the amount of withholding taxes due in respect of the Award or any payment or transfer under the Award or the Plan to satisfy statutory withholding obligations for the payment of such taxes. The employee shall pay to or reimburse Synchrony for any federal, state, local or foreign taxes required to be withheld and paid over by it, at such time and upon such terms and conditions as Synchrony may prescribe before Synchrony shall be required to deliver any Shares.

15.
Personal Data. By accepting the award, the employee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. The employee is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect the employee’s ability to participate in the Plan. Synchrony, its Affiliates and/or the employee’s employer hold certain

Performance Share Unit
Terms and Conditions

personal information about the employee, including the employee’s name, home address and telephone number, date of birth, social security number or other employee or national identification number, salary, nationality, job title, any Shares or directorships held in Synchrony, details of all PSUs, any entitlement to cash payments (the value of which is based on the value of shares) or any entitlement to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in the employee’s favor, for the purpose of managing and administering the Plan (“Data”). Synchrony and/or its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the employee’s participation in the Plan, and Synchrony and/or any of its Affiliates may each further transfer Data to any third parties assisting Synchrony in the implementation, administration and management of the Plan. These recipients may be located throughout the world. The employee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the employee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan. The employee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Synchrony; however, withdrawing consent may affect the employee’s ability to participate in the Plan.

16.
Section 409A. Amounts payable, and Shares deliverable, pursuant to PSUs are intended to be exempt from Section 409A to the maximum extent possible pursuant to a short-term deferral described in Treasury Regulation §1.409A-1(b)(4), and the Plan and the Terms and Conditions shall be interpreted and construed consistently with such intent. To the extent any amount payable, or Shares deliverable, pursuant to this Award constitutes nonqualified deferred compensation within the meaning of, and subject to, Section 409A, then, with respect to such portion of this Award, (a) the Plan and this Terms and Conditions are intended to comply with the requirements of Section 409A, and shall be interpreted and construed consistently with such intent, (b) all references in the Plan and this Terms and Conditions to the Employee’s termination of employment shall mean the Employee’s Termination of Employment within the meaning of Section 409A and Treasury regulations promulgated thereunder, (c) any such payments or delivery of Shares which is conditioned upon the employee’s execution of the Release and which is to be paid during a designated period that begins in one taxable year and ends in a second taxable year shall be paid in the second taxable year, and (d) notwithstanding anything in the Plan or this Terms and Conditions to the contrary, any amount that is payable upon the employee’s Termination of Employment that would be payable prior to the six-month anniversary of such Termination of Employment shall, to the extent necessary to comply with Section 409A, be delayed until the Six-Month Pay Date. In such event, any portion of the PSUs settled in cash shall be determined based on the closing price of a Share (or a share of stock of the successor to Synchrony) as reported on the principal national stock exchange on which the Shares (or the shares of stock of the successor to Synchrony) are then

Performance Share Unit
Terms and Conditions

traded on the last business day of the last calendar month that ends before the Six-Month Pay Date; provided, however, that if it is not feasible to calculate the closing price as of the last business day of such month, the amount of cash shall be determined based on the last price available. In the event that the Award or the Terms and Conditions would subject the employee to taxes under Section 409A (“409A Penalties”), the Award and the Terms and Conditions shall not be given effect to the extent it causes such 409A Penalties and the related provisions of the Plan and/or the Terms and Conditions will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Section 409A, in each case without the consent of or notice to the employee; provided that in no event shall Synchrony or any of its Affiliates be responsible for any 409A Penalties that arise in connection with any amounts payable under the Plan or this Terms and Conditions.

Performance Share Unit
Terms and Conditions

EXHIBIT A
DEFINITIONS
“Board”
“Board” shall mean the Board of directors of Synchrony.
“Cause”
“Cause” shall mean, as determined by the Committee in its sole discretion:

(a)
a material breach by the employee of his or her duties and responsibilities (other than as a result of incapacity due to physical or mental illness) without reasonable belief that such breach is in the best interests of Synchrony;

(b)
any act that would prohibit the employee from being employed by Synchrony and its Affiliates (including, for the avoidance of doubt, Synchrony Bank) pursuant to the Federal Deposit Insurance Act of 1950, as amended, or other applicable law;

(c)	the commission of or conviction in connection with a felony or any act involving fraud, embezzlement, theft, dishonesty or misrepresentation; or

(d)
any gross or willful misconduct, any violation of law or any violation of a policy of Synchrony or any of its Affiliates by the employee that results in or could result in loss to Synchrony or any of its Affiliates, or damage to the business or reputation of Synchrony or any of its Affiliates, as determined by the Committee.

“Change in Control”
“Change in Control” means any of the following events which occurs after the Grant Date, but only if such event constitutes a “change in control event” for purposes of Treasury Regulation Section 1.409A-3(i)(5):

(a)
the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of Synchrony (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding securities of Synchrony entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from Synchrony (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from Synchrony), (B) any acquisition by Synchrony, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Synchrony or any corporation controlled by Synchrony, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition below; provided further, that for purposes of clause (B), if any Person (other than Synchrony or any employee benefit plan (or related trust) sponsored or maintained by Synchrony or any corporation controlled by Synchrony) shall become the beneficial owner of 30% or more of the Outstanding Common Stock or 30% or more of the Outstanding Voting Securities by reason of an acquisition by Synchrony, and such Person shall, after such acquisition by Synchrony, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(b)
the cessation of individuals who, as of the Grant Date, constitute the Board (the “Incumbent Board”) to constitute at least a majority of such Board; provided that any individual who becomes a director of Synchrony subsequent to the Grant Date whose election, or nomination for election by Synchrony’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of Synchrony as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board; or

(c)
the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Synchrony (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns, directly or indirectly, Synchrony or all or substantially all of Synchrony’s assets) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than: Synchrony; any employee benefit plan (or related trust) sponsored or maintained by Synchrony or any corporation controlled by Synchrony; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 30% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction.

“Confidential Information”

“Confidential Information” shall mean information and data concerning Synchrony, any Affiliates, the business of Synchrony and its Affiliates, the customers, suppliers and clients of Synchrony and its Affiliates and all technical information relating to such business, including, without limitation, information related to know-how, trade secrets, processes, reports, manuals, purchases, sales, customers, customer lists, confidential information, financial and marketing data, business plans and the strategic direction of Synchrony and its Affiliates.
It is understood that “Confidential Information” does not include any of the following:

(a)
information that is or becomes generally available to the public through no act or omission on the part of the employee. Information shall be deemed part of the public domain solely to the extent that it is generally known to the public, is found in any one public source or is readily ascertainable from a public domain source or sources or from other publicly available information; or

(b)	information that the employee receives from a third party who is free to make such disclosure without breach of any contractual or other legal obligation.
“Disability”
“Disability” shall mean an incapacity, disability or other condition that entitles the employee to long-term disability benefits under the long-term disability benefit plan or arrangement applicable to Synchrony’s employees, as determined by the administrator of such plan or arrangement. An individual shall not be considered disabled unless the employee furnishes proof of the existence thereof. Synchrony may require the existence or non-existence of a disability to be determined by a physician whose selection is mutually agreed upon by the employee (or his or her representatives) and Synchrony.

“Good Reason”
“Good Reason” shall mean, without the employee’s express written consent, the occurrence of any of the following events after a Change in Control:

(a)	a material adverse change in the nature or scope of the employee’s authority, powers, functions, duties or responsibilities;

(b)	a material reduction by Synchrony in the employee’s rate of annual base salary or bonus opportunity; or

(c)	a change in the employee’s primary employment location to a location that is more than 50 miles from the primary location of the employee’s employment.
Within thirty (30) days after the employee becomes aware of one or more actions or inactions described in this Good Reason definition, the employee must deliver written notice to Synchrony of the action(s) or inaction(s) (the “Good Reason Notice”). Synchrony shall have thirty (30) days after the Good Reason Notice is delivered to cure the particular action(s) or inaction(s). If Synchrony so effects a cure, the Good Reason Notice will be deemed rescinded and of no further force and effect.
“Notice”
The “Notice” means the Notice of Award of Stock-Settled Performance Share Units.
“Retirement”
The employee is eligible for “Retirement” if the employee has attained age sixty (60) and has three (3) Years of Service.
“Section 409A”
Section 409A of the Internal Revenue Code of 1986, as amended.
“Six-Month Pay Date”
The “Six-Month Pay Date” is the earlier of (a) the first (1st) business day of the seventh (7th) month that starts after the employee’s termination of employment or (b) a date determined by Synchrony that is within ninety (90) days after the employee’s death.
“Termination of Employment”
“Termination of Employment” shall mean “separation from service” within the meaning of Section 409A.
“Years of Service”

“Years of Service” means the number of years during which an individual has been deemed to be an employee of Synchrony (which shall include periods during which such individual was employed by General Electric Company and its affiliates) according to its payroll or other systems of record, as determined by the Committee, which may be limited to include only continued service as of the date of such determination.